Exhibit 99.1

Smart Sand, Inc. Announces Third Quarter 2016 Results

•	Revenues of $10.9 million increased 29% sequentially

•	Tons sold totaled approximately 229,600 increased 19% sequentially

•	Net loss of $(0.1) million, an improvement over prior quarter net loss of $(2.3) million

•	Adjusted EBITDA of $4.5 million for the quarter, increased 173% sequentially

THE WOODLANDS, Texas, December 15, 2016 – Smart Sand, Inc. (NASDAQ: SND), a pure-play, low-cost producer of high quality Northern White raw frac sand, today announced results for the third quarter ended September 30, 2016.

“We are excited to host our first earnings call as a publicly traded company,” said Charles Young, Chief Executive Officer. “We continue to see signs of recovery in the raw frac sand market as growth in activity in oil and gas drilling and completions continues to improve. We are confident that the scale of our operations, gradation of our sand reserves, and our dual-serve rail capabilities positions us well to be a strong competitor in the frac sand marketplace. We look forward to the future of Smart Sand.”

Third Quarter 2016 Highlights

Smart Sand completed its initial public offering in November 2016; the third quarter of 2016 is a period during which Smart Sand was a privately-owned company. Revenues were $10.9 million in the third quarter of 2016, compared with $9.0 million during the same period last year, a 21% increase year over year. Revenues for the quarter increased by 29% over second quarter 2016 revenue of $8.5 million.

Overall tons sold were approximately 229,600, compared with approximately 196,700 tons sold in the third quarter of 2015 and 193,000 tons for the second quarter of 2016, increases of 17% and 19%, respectively.

The Company had a net loss of $(0.1) million or $0 per basic and diluted share for the third quarter of 2016 compared with net income of $1.8 million, or $0.08 per basic and $0.07 per diluted share, for the third quarter of 2015 and net loss of $(2.3) million, or $(0.11) per basic and $(0.09) per diluted share, for second quarter of 2016.

Adjusted EBITDA was $4.5 million for the third quarter of September 30, 2016 compared to Adjusted EBITDA of $3.5 million during same period last year, an increase of 29% on a year-over-year basis and an increase of 173% sequentially compared to second quarter of 2016 Adjusted EBITDA of $1.7 million.

Capital Expenditures

For the quarter ended September 30, 2016, Smart Sand’s capital expenditures totaled $1.3 million and were associated largely with the Company’s investment in various enhancement and cost improvement projects.

Conference Call

Smart Sand will host a conference call and live webcast for analysts and investors today at 11 a.m. Eastern Time to discuss the Company’s 2016 third quarter financial results. Investors are invited to listen to a live audio webcast of the conference call which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing

(844) 285-7149 or for international callers, (478) 219-0055. The passcode for the call is 38469791. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or for international callers, (404) 537-3406. The conference ID for the replay is 38469791.

About Smart Sand

Smart Sand, Inc. is a pure-play low-cost producer of high-quality Northern White raw frac sand. We sell our products primarily to oil and natural gas exploration and production companies and oilfield service companies. We own and operate a raw frac sand mine and related producing facility near Oakdale, Wisconsin, at which we currently have approximately 244 million tons of proven recoverable reserves and approximately 92 million tons of probable reserves. We currently have 3.3 million tons of processing capacity. The Company is headquartered in The Woodlands, Texas.

Forward-looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures and the impact of such expenditures on our performance, the costs of being a publicly traded corporation and our capital programs.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to (i) large or multiple customer defaults, including defaults resulting from actual or potential insolvencies, (ii) the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil, natural gas, natural gas liquids and other hydrocarbons, (iii) changes in general economic and geopolitical conditions; (iv) competitive conditions in our industry, (v) changes in the long-term supply of and demand for oil and natural gas, (vi) actions taken by our customers, competitors and third-party operators, (vii) changes in the availability and cost of capital, (viii) our ability to successfully implement our business plan, (ix) our ability to complete growth projects on time and on budget, (x) the price and availability of debt and equity financing (including changes in interest rates), (xi) changes in our tax status, (xii) technological changes, (xiii) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (xiv) the effects of existing and future laws and governmental regulations (or the interpretation thereof), (xv) failure to secure or maintain contracts with our largest customers or non-performance of any of those customers under the applicable contract, (xvi) the effects of future litigation, and such other factors discussed or referenced in the “Risk Factors” section of the prospectus (the “Prospectus”), filed with the U.S. Securities and Exchange Commission, relating to our recently completed initial public offering (“IPO”).

You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs at the time they are made, forward-looking statements involve known and unknown risks, uncertainties and other factors, including the factors described under “Risk

Factors” in the Prospectus, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. You should also carefully consider the statements under the heading “Forward-Looking Statements” in the Prospectus. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

In this release, assumptions were made with respect to industry performance, general business and economic conditions and other matters. Any estimates contained in these analyses – whether expressed or implied are based on estimates and are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. Smart Sand reserves the right to change any or all of the estimations included herein whether as a result of any changes in the above referenced information, market factors or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(in thousands, except per share amounts)
Revenues	$10,927	$8,494	$9,025
Cost of goods sold	5,931	6,531	4,865

Gross profit	4,996	1,963	4,160
Operating expenses:
Salaries, benefits and payroll taxes	1,316	1,111	1,164
Depreciation and amortization	102	51	107
Selling, general and administrative	1,044	1,052	1,044

Total operating expenses	2,462	2,214	2,315

Operating income	2,534	(251)	1,845
Other (expenses) income:
Preferred stock interest expense	(1,813)	(1,623)	(1,256)
Other interest expense	(845)	(876)	(575)
Other income	33	107	18

Total other expenses, net	(2,625)	(2,392)	(1,813)

(Loss) income before income tax expense (benefit)	(91)	(2,643)	32
Income tax expense (benefit)	5	(294)	(1,764)

Net (loss) income	$(96)	$(2,349)	$1,796

Net (loss) income per common share:
Basic	$(0.00)	$(0.11)	$0.08

Diluted	$(0.00)	$(0.11)	$0.07

Weighted-average number of common shares:
Basic	22,189	22,169	22,112

Diluted	22,189	22,169	26,388

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016 (unaudited)	December 31, 2015
	(in thousands)
Assets
Current assets:
Cash	$713	$3,896
Accounts receivables, net	2,733	2,020
Unbilled receivables	112	4,021
Inventories	6,168	4,181
Prepaid expenses and other current assets	1,283	1,524

Total current assets	11,009	15,642
Inventories, long-term	6,936	7,961
Property, plant and equipment, net	105,295	108,928
Deferred financing costs, net	367	486
Other assets	33	33

Total assets	$123,640	$133,050

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$532	$1,170
Accrued and other expenses	3,468	3,778
Deferred revenue	5,204	7,133
Income taxes payable	3,568	—
Current portion of equipment financing obligations	707	409
Current portion of notes payable	392	1,369
Redeemable Series A preferred stock	39,700	34,708

Total current liabilities	53,571	48,567
Revolving credit facility, net	55,770	63,254
Equipment financing obligations, net of current portion	649	1,246
Notes payable, net of current portion	288	569
Deferred tax liabilities, long-term, net	9,822	14,505
Asset retirement obligation	1,234	1,180

Total liabilities	121,334	129,321

Stockholders’ equity
Common stock	22	22
Treasury stock, at cost	(180)	(123)
Additional paid-in capital	4,842	4,146
Accumulated deficit	(2,378)	(316)

Total stockholders’ equity	2,306	3,729

Total liabilities and stockholders’ equity	$123,640	$133,050

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We define EBITDA as our net income, plus (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus (i) gain or loss on sale of fixed assets or discontinued operations, (ii) one-time integration and transition costs associated with specified transactions, including our IPO, (iii) restricted stock compensation; (iv) development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions, (vi) earn-out and contingent consideration obligations, and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities; and

•	our ability to incur and service debt and fund capital expenditures; and our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods and capital structure.

We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definition of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for each of the periods indicated:

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(in thousands)
Net (loss) income	$(96)	$(2,349)	$1,796
Depreciation, depletion and amortization	1,647	1,574	1,393
Income tax expense (benefit)	5	(294)	(1,764)
Interest expense	2,658	2,499	1,831
Franchise taxes	3	9	4

EBITDA	$4,217	$1,439	$3,260
Gain (loss) on sale of fixed assets (1)	29	(4)	—
Restricted stock compensation (2)	299	232	196
Development costs (3)	—	—	1
Non-cash charges (4)	(8)	(13)	88

Adjusted EBITDA	$4,537	$1,654	$3,545

(1)	Includes losses related to the sale and disposal of certain assets in property, plant and equipment.
(2)	Represents the non-cash expenses for stock-based awards issued to our employees and outside directors.
(3)	Represents costs incurred with the development of certain Company assets.
(4)	For the nine months ended September 30, 2015, the Company incurred a loss of $332 related to a propane derivative contract.

Investor Contacts

Lee Beckelman

CFO

(281) 231-2660

LBeckelman@smartsand.com

Phil Cerniglia

Investor Relations and Budgeting Manager

(281) 231-2660

PCerniglia@smartsand.com